Exhibit 99.1

Adamas Provides Preliminary Fourth Quarter and Full Year 2020 Total Revenues and Key Business Drivers for 2021
-- Total revenues expected to be $20.8 million for fourth quarter 2020 and $74.2 million for full year 2020 --
-- Product sales of GOCOVRI® expected to be $19.8 million for fourth quarter 2020 and $71.2 million for full year 2020 --
-- Total prescriptions of GOCOVRI of approximately 8,165 for fourth quarter 2020 and approximately 31,070* for full year 2020 --

EMERYVILLE, Calif., January 13, 2021 – Adamas Pharmaceuticals, Inc. (Nasdaq: ADMS), a company dedicated to developing and delivering medicines that make a meaningful difference to people affected by neurological diseases, today provides preliminary unaudited total revenues for the fourth quarter and full year 2020 and key business drivers for 2021.
“I am proud of our team’s resilience, ability to adapt, and unwavering execution of our key priority to deliver GOCOVRI® to the Parkinson’s community. Through strong performance, GOCOVRI sales are expected to increase 30% for the full year 2020 against the backdrop of a challenging macro environment. Furthermore, we strengthened the foundation of our business for long-term, sustainable growth with key management and board additions,” said Neil F. McFarlane, Chief Executive Officer. “In 2021, our goal is to realize the potential of GOCOVRI and integrate OSMOLEX ER®; positioning both to benefit their unique patient populations, and to record a full year of royalties from sales of NAMZARIC®. We appreciate that market dynamics may remain fluid in 2021; however, we are highly encouraged by the strong momentum we established in 2020.”
Preliminary unaudited fourth quarter and full year 2020 selected financial results
•Full year total revenues are expected to be $74.2 million for 2020, compared to $54.6 million for 2019, a 36% increase. Total revenues for the fourth quarter of 2020 are anticipated to be $20.8 million, a 27% increase over the $16.3 million recorded in the fourth quarter of 2019.
•Full year 2020 GOCOVRI product sales are anticipated to be $71.2 million compared to $54.6 million for full year 2019, an increase of 30%. Total paid prescriptions (TRx) of GOCOVRI were approximately 31,070* for 2020, a 21% increase over approximately 25,780 TRx for 2019.
•GOCOVRI product sales for the fourth quarter of 2020 are expected to be $19.8 million, an increase of 21% from $16.3 million in the fourth quarter of 2019. GOCOVRI TRx were approximately 8,165 in the fourth quarter of 2020, a 14% increase over approximately 7,160 TRx in the fourth quarter of 2019.
•GOCOVRI new paid prescriptions (NRx) were approximately 510 in the fourth quarter of 2020, a 19% increase over NRx of approximately 430 in the third quarter of 2020.

•Royalty revenue on net sales of NAMZARIC is estimated to be $1.0 million in the fourth quarter of 2020 and $3.0 million for full year 2020.
•Cash, cash equivalents, and available-for-sale securities are expected to be $83.4 million as of December 31, 2020.
These preliminary unaudited results are based on management’s analysis of operations for the quarter ended December 31, 2020. Adamas expects to report its final financial results for the fourth quarter and full year 2020 in February 2021.
*GOCOVRI TRx have been adjusted approximately 1% to 31,070 for the full year 2020 to reflect reconciled 340b dispenses through the specialty distribution channel. TRx by quarter for 2020 is as follows: Q1 2020: 7,205, Q2 2020: 7,915, Q3 2020: 7,785, and Q4 2020: 8,165. There is no impact on current or previously reported NRx, or GOCOVRI product sales.
Key business drivers for 2021
•Build on strong 2020 performance by delivering the key strategic priorities for GOCOVRI: raising the urgency to treat both dyskinesia and OFF; communicating its differentiated clinical profile to drive health care provider adoption; and improving access and fulfillment.
–Anticipated Prescription Drug User Fee Act (PDUFA) action date of February 1, 2021, for supplemental New Drug Application (sNDA) to modify the indication statement for GOCOVRI to include treatment for Parkinson’s disease patients receiving levodopa and experiencing OFF episodes.
•Successfully integrate OSMOLEX ER into commercial operations and position the product for the benefit of patients in its approved indication for the treatment of Parkinson’s disease and drug-induced extrapyramidal reactions.
•Earn a full year of royalty revenue from sales of NAMZARIC.
About GOCOVRI®
GOCOVRI® (amantadine) extended release capsules is the first and only FDA-approved medicine indicated for the treatment of dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy, with or without concomitant dopaminergic medications. It is also the only medicine clinically proven to reduce both dyskinesia and OFF.
Taken once daily at bedtime, GOCOVRI provides an initial lag and a slow rise in amantadine concentration during the night, resulting in a high concentration from the morning and throughout the waking day. Additionally, in the clinical trials, the adjunctive use of GOCOVRI did not require dose changes to dopaminergic therapies. The most commonly observed adverse reactions with GOCOVRI were hallucinations, dizziness, dry mouth, peripheral edema, constipation, falls and orthostatic hypotension.
For more information about GOCOVRI, please visit www.GOCOVRI.com.
About OSMOLEX ER®
OSMOLEX ER® (amantadine) extended release tablets is FDA-approved for the treatment of Parkinson’s disease and drug-induced extrapyramidal reactions in adult patients. OSMOLEX ER is contraindicated in patients with end-stage renal disease (i.e., creatinine clearance below 15 mL/min/1.73 m2). The most common adverse reactions reported in ≥ 5% of patients at the recommended dosage of immediate-release amantadine were nausea, dizziness/lightheadedness, and insomnia.

For more information about OSMOLEX ER, including the full Prescribing Information, please visit www.OSMOLEX.com.
NAMZARIC®
For more information, please visit www.NAMZARIC.com.
About Adamas
At Adamas our vision is clear - to deliver innovative medicines that reduce the burden of neurological diseases on patients, caregivers and society. We are a fully integrated company focused on growing a portfolio of therapies to address a range of neurological diseases. For more information, please visit www.adamaspharma.com.
Forward-looking statements
Statements contained in this press release regarding matters that may occur in the future are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements contained in this press release regarding Adamas’ expectations of its fourth quarter and full year revenue, and expectations for 2021, including as set forth under the caption “Key Business Drivers for 2021”. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied by such forward-looking statements. For example, with respect to 2020 preliminary financial results, these results are unaudited and are subject to revision during the audit process. Other risks relating to Adamas may be found in Adamas’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2020, particularly under the caption “Risk Factors.” Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Adamas undertakes no obligation to update any forward-looking statement in this press release, except as required by law.
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Contact:
Media:
Sarah Mathieson
Vice President, Corporate Communications
510-450-3528
smathieson@adamaspharma.com

Investors:
Peter Vozzo
Managing Director
Westwicke/ICR
443-213-0505
peter.vozzo@westwicke.com